Exhibit 99.1

News Release
For Immediate Release

OccuLogix Receives Letter from Nasdaq Regarding
Non-compliance with Minimum Market Value of Publicly Held Shares Rule

Toronto, ON—February 5, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that, on February 1, 2008, it had received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion by Marketplace Rule 4450(a)(2) (the “MVPHS Rule”).  Therefore, in accordance with Marketplace Rule 4450(e)(1), the Company will be provided 90 calendar days, or until May 1, 2008, to regain compliance.  The Nasdaq letter states that, if at any time before May 1, 2008, the minimum market value of publicly held shares of the Company’s common stock is $5,000,000 or greater for a minimum of ten consecutive trading days, Nasdaq staff will provide written notification that the Company complies with the MVPHS Rule.

The Nasdaq letter also states that, if the Company does not regain compliance with the MVPHS Rule by May 1, 2008, Nasdaq staff will provide written notification that the Company’s securities will be delisted.  At that time, the Nasdaq Marketplace Rules would permit the Company to appeal the Nasdaq staff’s determination to delist its securities to a Nasdaq Listing Qualifications Panel.  The Company is permitted to make an application to transfer its securities to The Nasdaq Capital Market if the Company’s securities satisfy the requirements for continued inclusion requirements for The Nasdaq Capital Market.

The Nasdaq letter of February 1, 2008 has no effect on the listing of the Company’s common stock at this time.

The Company announced previously that, on September 18, 2007, it had received a letter from Nasdaq indicating that, during the then preceding 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) and that the Company will be provided 180 calendar days, or until March 17, 2008, to regain compliance with the Minimum Bid Price Rule.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Stephen Kilmer
(905) 690-2400
stephen.kilmer@occulogix.com or stephen@kilmerlucas.com